Exhibit 99.1

The Empire District Electric Company Second Quarter 2013 Earnings Report, Declaration of Dividend

JOPLIN, Mo.--(BUSINESS WIRE)--July 25, 2013--At the Board of Directors meeting of The Empire District Electric Company held today (NYSE:EDE), the Directors declared a quarterly dividend of $0.25 per share on common stock payable September 16, 2013, to holders of record as of September 3, 2013. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended June 30, 2013.

Highlights

  The Company reported consolidated earnings for the second quarter of 2013 of $11.7 million, or $0.27 per share, compared to same quarter 2012 earnings of $10.7 million, or $0.25 per share. Earnings for the twelve months ended June 30, 2013 were $59.5 million, or $1.40 per share, compared to earnings of $54.4 million, or $1.29 per share, for the 2012 twelve month period.
  Key drivers for the quarter were increased Missouri electric rates, which became effective April 1, 2013, offset by weather impacts from a cooler June in the quarter ended 2013 and higher electric operating, depreciation and amortization expenses.
  On May 30, 2013, the Company completed the settlement of $30.0 million of 3.73% First Mortgage Bonds due May 30, 2033 and $120.0 million of 4.32% First Mortgage Bonds due May 30, 2043. A portion of the proceeds from the sale of these bonds was used to redeem all $98.0 million aggregate principal amount of the Company’s Senior Notes, 4.50% Series due June 15, 2013. The remaining proceeds will be used for general corporate purposes.

Second Quarter Results

Electric segment gross margin (electric revenue less cost of fuel and purchased power) increased approximately $6.4 million during the second quarter 2013 compared to the 2012 quarter. Increased electric rates for Missouri customers added an estimated $7.8 million to revenue during the quarter. Average customer counts increased period over period, adding about $1.1 million to revenue. Miscellaneous revenues also increased $1.1 million. Each of these items had a positive impact on gross margin. These revenue increases were offset by weather impacts, which reduced revenue an estimated $4.6 million, negatively impacting margin. A $3.2 million decrease in fuel recovery revenues reduced total revenue during the 2013 quarter, however, the reduced fuel recovery revenue is offset by a corresponding reduction in fuel expense, resulting in no net impact on gross margin. Off-system and other revenues made up the balance of the increase in revenue during the period, but have little impact on margin. The cumulative effect of these changes increased total revenue approximately $2.9 million quarter over quarter.

Gas segment retail sales were positively impacted by cooler second quarter 2013 weather, increasing nearly 78% compared to the previous year’s quarter. This resulted in a quarter over quarter gas segment gross margin (gas revenues less cost of gas sold and transported) increase of approximately $0.7 million on increased revenue of $2.0 million.

Electric segment operating expenses increased approximately $3.9 million quarter over quarter, primarily reflecting increases in transmission and production operations, labor, uncollectable customer accounts, and other miscellaneous expenses. Electric segment depreciation expense increased approximately $2.4 million during the quarter, primarily due to increased levels of plant in service and higher depreciation rates resulting from the recently settled Missouri rate case. Electric segment maintenance expenses were lower by approximately $1.0 million compared to the 2012 quarter. Other income and deductions increased $0.7 million during the quarter due to increases in AFUDC resulting from higher levels of construction activity, positively impacting earnings. Interest expense increased approximately $0.6 million during the 2013 quarter reflecting a higher level of long-term debt outstanding compared to the previous quarter.

Consolidated net income improved approximately $1.0 million during the 2013 quarter as compared to the 2012 quarter.

Twelve Month Ended Results

Electric segment gross margin increased approximately $17.4 million during the twelve month period. Increased Missouri customer electric rates added an estimated $8.2 million to revenue. Increased customer counts, reflecting recovery from the May 2011 tornado, added an estimated $7.4 million to revenues. A change in the Company’s estimate for unbilled revenue in the third quarter of 2012 positively impacted revenue by $3.4 million. Miscellaneous revenue increased $2.1 million. Each of these revenue items had a positive impact on gross margin. Weather impacts, primarily a milder June 2013 and August 2012, reduced revenue during the 2013 twelve month period by an estimated $5.1 million, negatively impacting gross margin. A decrease in fuel recovery revenue of approximately $13.7 million reduced total revenue during the 2013 period. As discussed above, the reduced fuel recovery revenue has no net impact on gross margin due to the offsetting reduction in fuel expense. Off-system revenues made up the balance of the increase in revenue during the twelve month 2013 period, but as noted previously, have little impact on gross margin. The cumulative effective of the changes mentioned above increased total revenue approximately $3.2 million during the twelve month 2013 period.

A colder first half of 2013 positively impacted gas segment results. Gas segment gross margin increased $2.0 million during the 2013 period on increased gas segment revenues of approximately $7.0 million.

Electric segment operating expenses increased $9.5 million period over period. Increases in transmission, employee health care, labor, plant operating expenses, and a regulatory reversal of a gain on sale of assets negatively impacted earnings during the period. Depreciation expense increased approximately $4.9 million during the 2013 twelve month period. Other taxes were $1.7 million higher. The impact of a pre-tax write off of $2.4 million resulting from the recently settled Missouri rate case also negatively impacted period over period earnings. Electric segment maintenance expenses decreased approximately $1.6 million. Other income and deductions increased earnings around $2.0 million due to an increase in AFUDC. Reduced interest expense contributed approximately $1.6 million to 2013 twelve month earnings compared to the 2012 period.

Consolidated net income increased approximately $5.1 million in the 2013 twelve month period compared to the 2012 period.

Selected unaudited consolidated financial data for the quarters and twelve months ended June 30, 2013 and 2012 is presented in the following table.

(dollars in millions, except Per Share data)

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2013	2012	Change*	2013	2012	Change*
Electric Segment Revenues	$127.0	$124.1	$2.9	$522.6	$519.4	$3.2
Electric Fuel and Purchased Power	42.0	45.5	(3.5)	175.4	189.6	(14.2)
Electric Margin	85.0	78.6	6.4	347.2	329.8	17.4

Gas Segment Revenues	7.8	5.8	2.0	46.6	39.6	7.0
Cost of Gas Sold and Transported	3.1	1.8	1.3	23.3	18.4	4.9
Gas Margin	4.7	4.0	0.7	23.3	21.2	2.1

Other Revenues	1.8	1.7	0.1	6.8	6.8	0.0
Gross Margin	91.5	84.3	7.2	377.3	357.8	19.5

Operating and Maintenance Expenses	37.4	34.4	3.0	143.4	136.5	6.9
Loss on Plant Disallowance	0.0	0.0	0.0	2.4	0.0	2.4
Reversal of Gain on Sale of Asset	0.0	0.0	0.0	1.2	0.0	1.2
Depreciation and Amortization	17.6	15.0	2.6	64.2	59.3	4.9
Taxes	15.3	14.1	1.2	68.5	64.5	4.0
Interest Expense and Other, net	9.5	10.1	(0.6)	38.1	43.1	(5.0)
Net Income	$11.7	$10.7	$1.0	$59.5	$54.4	$5.1

Earnings Per Share	$0.27	$0.25	$0.02	$1.40	$1.29	$0.11

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2013	2012	Change*	2013	2012	Change*
Electric On-System kWh Sales (in millions):
Residential	387	389	(0.5%)	1,943	1,857	4.6%
Commercial/Industrial	641	669	(4.1%)	2,580	2,587	(0.3%)
Other	116	118	(2.2%)	477	487	(2.2%)
Total On-System Electric Sales	1,144	1,176	(2.7%)	5,000	4,932	1.4%

Retail Gas Sales (billion cubic feet):
Residential	3.33	1.53	117.5%	2.56	1.99	28.9%
Commercial/Industrial	1.97	1.47	34.5%	1.32	1.12	18.6%
Other	.04	.00	390.5%	.04	.03	31.8%
Total Retail Gas Sales	5.34	3.00	77.7%	3.92	3.14	25.0%

* Slight differences from actual results may occur due to rounding.

Reconciliation of Earnings Per Share

	Quarter Ended	Twelve Months Ended
Basic Earnings Per Share – June 30, 2012	$0.25	$1.29
Revenues
Electric segment	0.04	0.04
Gas segment	0.03	0.10
Other segment	0.00	0.00
Total Revenue	0.07	0.14
Electric fuel and purchased power	0.05	0.21
Cost of natural gas sold and transported	(0.02)	(0.07)
Gross Margin	0.10	0.28

Expenses
Operating	(0.06)	(0.14)
Maintenance and repairs	0.01	0.02
Loss on plant disallowance	0.00	(0.03)
Depreciation and amortization	(0.04)	(0.07)
Change in effective income tax rates	0.01	0.03
Other taxes	(0.01)	(0.03)
Other income and deductions	0.00	0.00
Interest charges	(0.01)	0.02
AFUDC	0.02	0.05
Dilutive effect of additional shares	0.00	(0.02)

Basic Earnings Per Share – June 30, 2013	$0.27	$1.40

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and year ended June 30, 2013 versus June 30, 2012 and is a non-GAAP presentation. The economic substance behind this non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. The Company believes this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and the Company believe useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, the Company believes the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in operating performance from one period to the next, and have included the analysis as a complement to the financial information provided in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. The presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Earnings Guidance

As communicated in February 2013, the Company’s 2013 full-year earnings guidance range is $1.26 to $1.43 per share. The guidance range assumes 30-year average weather, modest overall system energy growth, electric rates from the Missouri rate case, and increased operating costs due to compliance requirements. Factors that may impact earnings include differences in the results of the Missouri electric rate case from the original assumptions, the ongoing recovery and redevelopment in the tornado-impacted area of Joplin, Missouri, variations in customer usage projections and unanticipated or unplanned events that may impact operating and maintenance costs. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, July 26, 2013, at 1:00 p.m. Eastern Time to discuss earnings for the second quarter and twelve months ended June 30, 2013. To phone in to the conference call, parties in the United States should dial 1-866-225-8754, any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying presentation slides can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4630133#. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 216,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in the Company’s filings with the SEC, including the most recent Forms 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Media Communications
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com